NEWS RELEASE

Eastern Alliance Insurance Group and Great Falls Insurance Company Announce Renewal Rights Transaction
LANCASTER, PA and AUBURN, ME., June 8, 2017. Eastern Alliance Insurance Group, a wholly-owned subsidiary of ProAssurance Corporation, announced today that Eastern Alliance Insurance Group (“Eastern”) will purchase the renewal rights to Great Falls Insurance Company’s (“Great Falls”) book of workers’ compensation business.
Great Falls, an Auburn, Maine-based mono-line workers’ compensation insurance company, writes business in Maine and New Hampshire. The acquisition of the rights to renew Great Falls’ book of business will expand Eastern’s operations into Maine and New Hampshire and ultimately other New England states, providing geographic diversification and the ability to expand our specialty workers’ compensation products and services in this marketplace. In addition, Eastern will assume Great Falls’ contracts with agency partners and all Great Falls employees led by President, Gary Hall, will join the Eastern organization at closing.
Great Falls will serve as the foundation for Eastern’s New England Region, which will be the fifth operating region within Eastern. Gary Hall will lead the New England Region for Eastern, which will be based out of Maine.
“We believe Great Falls will be an excellent strategic and cultural fit for our organization given their talented employee base, loyal agency partners and established book in the small business market segment,” said Michael Boguski, President of Eastern. Boguski continued, “Gary Hall and his team have built a strong and well respected service franchise with business strategies that are consistent with Eastern’s dedication to individual account underwriting, developing and maintaining excellent agency relationships, and a short-tailed claim philosophy. Great Falls’ agency partners and customer base will further benefit from Eastern’s financial strength as evidenced by its “A” (Excellent) A.M. Best Company financial rating, broad workers’ compensation product spectrum, medical cost management strategies, return-to-wellness programs, comprehensive risk management approach and excellent reinsurance programs. I am extremely pleased to welcome Gary Hall, his team, agency partners and customers to the Eastern family.”
The President of Great Falls, Gary Hall, said, “All of us at Great Falls are extremely pleased and proud to join the Eastern and ProAssurance organization and to contribute to the profitable growth of the Eastern workers’ compensation platform. This transaction provides us with the capital, financial rating, products and operating platform to continue the successful expansion of our business in the New England Region.”
In 2016, this business represented approximately $13.3 million of direct written premium to Great Falls. Completion of the transaction is subject to various conditions, including receipt of required regulatory approvals and a favorable vote of the sellers' shareholders, and is expected to close early in the third quarter of 2017.
About Eastern Alliance Insurance Group
Eastern focuses on doing one thing and doing that one thing well: providing superior workers' compensation products and services to businesses and organizations. Since 1997, Eastern has built a strong reputation for being a "best in class" provider of workers' compensation products and services, achieving this position by creating supportive relationships and providing our employees and clients with the tools and resources they need to win with integrity. Eastern’s collective goal is to increase the insured organization's productivity and reduce their workers' compensation costs. Eastern looks beyond the standard response to our clients' insurance needs and provides a fresh perspective to offer insureds Fresh outlooks and Better outcomes.

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About Great Falls Insurance Company
Great Falls Insurance Company provides workers’ compensation coverage in Maine and New Hampshire to well-run small and medium-sized businesses. Offering protection, a compassionate, commonsense approach, and dynamic resources for policyholders, Great Falls builds lasting relationships and infuses integrity into every relationship with its customers and agency partners. As a collaborative company, working with insurance agents, company management, employees, and the community, Great Falls is committed to helping lower premium costs and reducing the possibility of employee injury for policyholders.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past ten years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For More Information:

Eastern Alliance	Great Fall Insurance Company	ProAssurance
Robert A. Gilpin Senior Vice President 855-533-3444 • 717-239-1641 bgilpin@eains.com	Gary L. Hall President & Chief Executive Officer 877-344-5408 • 207-591-4866 glh@gficins.com	Frank B. O’Neil, IRC Senior Vice President 800-282-6242 • 205-877-4461 foneil@ProAssurance.com
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. There are a number of risk factors that may cause outcomes that differ from our expectations or projections. These are described in detail in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in "Item 1A, Risk Factors." We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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